HEADS OF AGREEMENT


Heads of Agreement BETWEEN

1. EN FUELS LIMITED, a company registered in England and Wales under company number 05843634 whose registered office is at 30 St. Mary Axe, London, EC3A 8EP

 and

2.   MED-TECH  SOLUTIONS,  INC.  ("Med-Tech") (a company  incorporated in Nevada
     USA) having its principal office at Suite 2200-1177 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2K3

1.   Business Co-operation

1.1 The Parties intend to collaborate in addressing the international markets for the production and downstream supply and distribution of bio-diesel products. These Heads of Agreement summarise the business terms agreed, in principle, between the Parties and are intended to provide a basis for the preparation of detailed and legally binding agreements ("Formal Agreements").

1.2 En Fuels has been established by its founders with the intention that it shall provide a vehicle for the construction, ownership, and management and operation of refineries producing bio-diesel products. In addition to the application of its own management know how and expertise in the start up phase of its business En Fuels will need to utilise know how, technology, engineering and construction expertise to be acquired from, or licensed by, third parties. En Fuels is engaged in discussions with producers for the long term supply of raw materials at advantageous prices and, with prospective customers (oil companies), for the long term supply of certain minimum quantities of bio-diesel products. In the initial period of its business plan ("Business Plan") En Fuels plans to construct two refineries, one in Italy and one in the United Kingdom. Discussions are well advanced for the acquisition of interests in the sites which have been identified and the necessary planning consents, licences and approvals.

1.3 Although government backed financial assistance in the form of grants and soft loans should be available for the construction and development of the refineries, En Fuels will need substantial financial support from other sources to deliver its Business Plan. Med-Tech, as a Development Stage Enterprise company quoted on the Nasdaq OTC Bulletin Board, has access to the capital markets. It intends to provide financing for the start-up and operation of En Fuels' intended business activities over the initial period covered by the Business Plan. Med-Tech intends to raise the requisite funds through an increase in its authorised share capital and the issue of new shares to interested investors by private placement.

2.   Financing

2.1 Based on the Business Plan, it is estimated that En Fuels will require funding in the initial years of its business development in an amount of US$35,019,999. Such amount may need to be revised upwards prior to or following signature of, the Formal Agreements. Med-Tech has indicated that such additional funding will be made available subject to and dependent upon, agreement between the parties as to the amount involved and to investor commitment.

2.2 Med-Tech will provide initial funding of US$3,000,000 ("Initial Funding") to assist En Fuels in meeting project start up costs as identified in the Business Plan. The release of the Initial Funding will be conditional upon En Fuels having signed agreements and / or having letters of intent in place, with third parties relating to site acquisition, necessary licences and permits including planning consents, provision of engineering services, licensing of technology, supply of raw materials and customer supply contracts. Details of the documents required as a prerequisite to release of the Initial Funding are set out in Attachment A. The Initial Funding shall be remitted by Med-Tech to a separately designated En Fuels account and shall represent working capital to be used to cover costs and overheads to be incurred during the initial start up phase, including employee wages, fees and deposits to be paid to third parties and other amounts required pursuant to the documents referred to in Attachment A. In advance of the release of the Initial Funding parties shall agree upon a schedule of the overheads and expenses to be disbursed out of the Initial Funding during the first start up year (being for this purpose the year commencing on the date when the amount of the Initial Funding is transferred to En Fuels). Any payments not covered by the schedule shall be separately agreed with the Med-Tech director to be appointed to the board of En Fuels (see para 3.2).

2.3 The availability of and access to the main financing package ("Main Funding") amounting to US$36,666,666 gross, or such larger amount as may be agreed, shall be contingent upon Med-Tech successfully raising the necessary funds in the capital markets. In the Formal Agreements, parties shall agree upon a period of time ("Funding Period") calculated from date of release of the Initial Funding, within which Med-Tech will be required to raise the main financing. The Main Funding shall become available to En Fuels subject to appropriate and necessary accounting procedures after the date ("Closing Date") upon which Med-Tech completes the acquisition of the entire share capital of En Fuels (see para.3).

2.4 Med-Tech, through its authorised representatives has indicated to En Fuels that, having regard to its existing sources of financial support, it is confident of success in raising the Main Funding. However, it is acknowledged that success will depend, to an extent, upon business confidence and may be affected by volatility in the markets. If Med-Tech is unsuccessful in raising the Main Funding the parties shall endeavour, in good faith, to arrive at an alternative solution. However, if following such endeavours, the parties cannot arrive at an alternative solution the Formal Agreements may be terminated without either party having any liability to the other except as provided in para 2.5 below. For the avoidance of doubt, if Med-Tech fails to raise the full amount of the Main Funding, except as stated in para 2.5 below, En Fuels shall have no liability to return any expended or unexpended part of the Initial Funding.

2.5 The Formal Agreements shall contain provisions intended to ensure that in the period between the release of the Initial Funding and Closing Date En Fuels is managed diligently and in a manner consistent with achieving the objectives of the Business Plan including implementation of the provisions of the various agreements and letters of intent referred to in Attachment
     A. En Fuels and its shareholders shall accept responsibility and liability for any material failure to manage the business diligently and otherwise as stated above including, in such circumstances, an obligation to refund all of the Initial Funding.

3.   En Fuels Share Acquisition

3.1 The Formal Agreements shall provide that Med-Tech will acquire the entire authorised and issued share capital of En Fuels. The consideration to be extended to En Fuels shareholders for the transfer of their shares shall be the allotment of stock units in Med-Tech. En Fuels will undertake a restructuring of its share capital involving both an increase in its authorised and issued share capital and a division of its authorised share capital, as increased, into a larger number units of a lower nominal value per share. On release of the Initial Funding Med-Tech shall acquire, shares equal to an initial 18% interest in, or contract notes or options to acquire 18% of, En Fuels restructured share capital. The remaining shares in the restructured share capital of En Fuels, not being shares already transferred to Med-Tech, shall be transferred in the case of pre-existing shares, or allotted in the case of new shares resulting from an increase in share capital, to Med-Tech on Closing Date. On Closing Date En Fuels shall deliver to Med-Tech share transfer forms signed by its shareholders and/or allotment letters in respect of the relevant number of new shares. Closing Date shall be a date as soon as practicable, allowing for any necessary filings pursuant to Nasdaq regulations, after Med-Tech is able to announce that it has raised the full amount of the Main Funding. It is the intention of both parties that Closing Date shall be no later than 3 months after the release of the Initial Funding. Details of the existing share capital, the proposed restructured share capital and the identity of the current and intended shareholders and their respective holdings are set out in Attachment B. All En Fuels shareholders registered in its share register at the date of the Formal Agreements will be parties to and required to sign the Formal Agreements.

3.2 As and with effect from the date of release of the Initial Funding Med-Tech shall be entitled to nominate and appoint a single director to the board of directors of En Fuels.

3.3 The Formal Agreements shall contain provisions which ensure that, except for the capital increases contemplated in this Heads of Agreement (para 3.1), En Fuels will not allow its share capital to be increased or allow any pre-emptive rights options or warrants to be granted affecting or having potential to affect its share capital or extend any rights to third parties or make decisions or enter into discussions with third parties or take any other action which would or would be likely to prevent implementation of, the transactions in the manner envisaged by this Heads of Agreement. The obligation to transfer or allot to Med-Tech that proportion of En Fuels's share capital not already vested in Med-Tech on Closing Date (see para 3.1) shall be expressed in the agreements as conditional solely upon Med-Tech raising the necessary funds and, subject only to that condition, shall represent an irrevocable commitment by En Fuels and its shareholders to Med-Tech.

3.4 Med-Tech shall be entitled to receive and retain 18% of En Fuel's share capital following release of the Initial Funding whether or not it succeeds in raising the Main Funding. Therefore if Med-Tech fails to raise the Main Funding having elected to receive contract notes or share options at the Initial Funding stage En Fuel shall nevertheless procure the transfer of 18% of its share capital to Med-Tech and shall enter Med-Tech as a shareholder in its share register. In such circumstances any additional consideration, to be paid by Med-Tech to En Fuel shareholders for transferring 18% of the shares shall be an amount limited to the par (nominal) value of such shares.

4.   Med-Tech Shares

     On Closing Date Med-Tech shall issue and allot shares in its share capital to the current founder shareholders of En Fuels in consideration of the transfer to Med-Tech of the shares registered in such founders named in the share register of En Fuels. The percentage of shares to be so allotted/transferred will amount to 32% of the entire share capital of Med-Tech at Closing Date. Med-Tech's existing authorised share capital shall be increased to accommodate the transactions now contemplated. Details of Med-Tech's existing and proposed increased share capital are set out in Attachment C.

5.   En Fuels Subsidiaries

5.1 The En Fuels Business Plan provides for the construction and subsequent operation of refineries in Italy and the United Kingdom. In Italy En Fuels will deliver the objectives in its Business Plan through the establishment of a majority owned subsidiary company which will acquire a refinery site, organise all necessary approvals prior to construction, authorise and manage construction of the refinery. It is also envisaged that the Italian operating company will sign a joint venture agreement with a major Italian based supplier of petroleum products. En Fuels will take and maintain a controlling interest in the joint venture. In the United Kingdom it is envisaged that En Fuels will manage its business through a wholly owned subsidiary to be known as En Fuels UK Limited. Parties shall agree upon the operating roles and management procedures of the subsidiaries. In particular parties shall agree upon the terms and conditions which are to apply to the joint venture in Italy.

5.2 The Formal Agreements shall contain a provision which will stipulate that except as provided in the Business Plan and/or as agreed by the parties, En Fuels shall not prior to Closing Date establish subsidiary companies, affiliates or other business partnerships.

6.   Overall Objectives

     Parties recognise that so far as practicable the business activities of En Fuels and its subsidiaries are to be promoted and developed in a manner which is in the best interests of Med-Tech. Med-Tech recognises that En Fuels operations may require continuing financial support and, subject to decisions of its shareholders will use its best endeavours to provide such support. The Formal Agreements shall contain appropriate and reasonable provisions to facilitate the proper and effective management by Med-Tech of its subsidiaries activities and to ensure, so far as practicable, that Med-Techs best financial interests are served in the conduct of En Fuels' business. Such provisions shall include, but not necessarily be limited to, the provisions outlined in Schedule E.

7.   Med-Tech Share restrictions

     Shares issued by Med-Tech at closing for the shareholders of En Fuels will be subject to both a two year restriction, the 144 Rule and such US laws and Nasdaq regulations which apply to the sale and/or transfer of shares/stock units.

8.   Formal Agreements

     It is envisaged that the Formal Agreements will consist of a Share Acquisition Agreement ("SAA") which will provide for the acquisition of En Fuels shares by Med-Tech and the allotment of shares in Med-Tech to En Fuels's shareholders in consideration for the transfer of their shares in En Fuels. The parties to the SAA will be En Fuels shareholders as sellers, and Med-Tech as purchaser. The SAA will contain, as necessary, by attachment, details of the various matters addressed in principle in this Heads of Agreement, and in particular copies of the various agreements and letters of intent referred to in Attachment A as well as copies of business plans, the proposed structure for the group, including En Fuels and its subsidiaries, and details of the joint venture agreement proposed for En Fuels Italy srl.

     "The parties intend that the formal agreements shall be signed and exchanged not later than 1 October 2006."

9.   Status of Heads of Agreement

     This document is not intended by the parties to create legally binding commitments. Neither party shall be entitled to enforce its contents or take any action pursuant to the contents for the recovery of any actual or alleged loss, claim, damage or liability including incurred costs, and whether or not they have acted to their detriment in reliance upon any of its contents.

     SIGNED AS AND FOR A RECORD OF THE PARTIES INTENTIONS SUBJECT TO FORMAL CONTRACTS


     SIGNED for and on behalf of         )
     Med-Tech
                                         )

     SIGNED for and on behalf of         )
     En Fuels
                                         )
     Dated                               )

                               List of Attachments

     Attachment A      Conditions Precedent to Release of Financing
                       Conditions Precedent to Full Acquisition

     Attachment B      En Fuels Existing and Proposed Increase in Share Capital

     Attachment C      Med-Tech current Share Capital and proposed  increase  in
                       Share Capital

     Attachment D      Management provisions

Attachment A

Conditions Precedent to Release of Financing

No.  Condition

1    Management Contract with Tony Higson / Deltas C.V. to be signed

2    Management Contract with Chris Slack / W4B Ltd. to be signed

3 Engineering management contracts with T&S Lugano to be in place and owned by En Fuels

4    License agreement with Rebis to be in place and owned by En Fuels

5 Italian LOI for a J.V. project in the south of Italy to be in place and owned by En Fuels

6 LOI for the acquisition of a suitable site for the Italian J.V. project to be in place and owned by En Fuels

7 LOI for suitable oil supply for the Italian J.V. project to be in place and owned by En Fuels

8 Letter from the Directors stating that they "will undertake to arrange a suitable J.V. partner that will provide off-take of bio-diesel produced"

9 Warranties from the Directors stating that they will (a) use their best endeavours to meet their business obligations (b) En Fuels Ltd. and all subsidiaries are and will be as stated (c) all other information supplied is accurate

10   Med-Tech representative director to be appointed

11   Share Acquisition Agreement to be signed by all parties



No.        Condition

1    All the above conditions to be satisfied

2    All subsidiary companies to be in place

3    Italian J.V. site acquired or under option

4 Suitable oil supply contract for Italian J.V. to be in place and owned by En Fuels

5    Suitable  offtake  contract for Italian J.V. to be in place and owned by En
     Fuels

6    Employment Contract with suitable main board CEO to be signed

7    Employment Contract with suitable main board CFO to be signed

8    Employment Contract with Antonio Fiore to be signed by Italian Subsidiary

9    Employment Contract with suitable CFO to be signed by Italian Subsidiary

10 Med-Tech to have successfully raised an additional $36,666,666 gross Conditions Precedent to Full Acquisition

Attachment B


En Fuels Ltd

Existing & Proposed Increase in Share Capital


En Fuels Ltd share structure
--------------------------------------------------------------------------------
Name                               Shares                  Percentage
--------------------------------------------------------------------------------
     SERGIO FRIGERIO               16,500                    16.5
         TONY HIGSON               16,500                    16.5
         CHRIS SLACK                8,000                     8.0
         HONEYSUCKLE                7,000                     7.0
                 T&S                3,000                     3.0
              DELTAS               31,000                    31.0
           (MEDTECH)              (18,000)                  (18.0)
--------------------------------------------------------------------------------
               Total              100,000                   100.0

Attachment C


Med-Tech Share Capital


Current Share Capital
--------------------------------------------------------------------------------
                       100,000,000    Authorised
                        10,100,000    Issued and outstanding

Proposed Increase in Share Capital
--------------------------------------------------------------------------------
                       500,000,000    Authorised
                        52,070,370    Issued and outstanding
                        28,444,444    Issued in two private placements
                        39,418,736    Issued to the shareholders of En Fuel Ltd
                           750,000    Issued to new MT management
                         2,500,000    Reserved for issue to En Fuel Management
                  ----------------
                       123,183,550    Total issued and outstanding

Attachment D

Management Provisions

1. Provisions relating to the maintenance prior to Closing Date of accurate and complete accounting and other financial records including the submission of regular management accounts for consideration by Med-Tech officers.

2. Signature of a management agreement which will provide for the appointment of one independent director (including alternates) to the board of En Fuels and its subsidiaries nominated by Med-Tech shareholders and being directors other than En Fuels directors elected to the board of Med-Tech. The management agreement to provide for regular review meetings between the independent Med-Tech director and/or officer and En Fuels personnel.

3. Director Service Agreements/Employment Contracts for key Med-Tech personnel which provide for the commitment by En Fuels personnel to the delivery of the En Fuels Business Plan on a full time or part time and exclusive or non-exclusive basis to be agreed and set out in those Director Service Agreements/Employment Contracts, as appropriate. Such agreements to be for the minimum period required to deliver the initial business plan but subject to continuation based on periodic performance reviews.

4. Policy and Procedures document to apply to all En Fuels personnel including directors covering:-

o Accounting processes in particular policies restricting sale or pledging of assets without Med-Tech board approval including independent directors.

o Compliance with all relevant laws and regulations including US laws governing the conduct of business by US registered companies and their subsidiaries, SEC regulations and best practice corporate governance and social responsibility obligations.

o    Confidentiality.

o    Protection of En Fuels owned intellectual property and third party IPR.